Exhibit 10.1

United Therapeutics Corporation Supplemental
Executive Retirement Plan

(Effective as of July 1, 2006)

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Article 3. Participation
3.1 Eligibility	12
3.2 Duration	12

Article 4. Retirement Benefits
4.1 Normal Retirement Benefits	13
4.2 Disability Retirement Benefits	14
4.3 Form of Payment	15
4.4 Change in Control	17
4.5 Competing Activity Covenant	18

Article 5. Preretirement Death Benefits
5.1 Eligibility	20
5.2 Amount	20
5.3 Commencement	20
5.4 Form of Payment	20

Article 6. Financing
6.1 Financing	21
6.2 Unsecured Interest	21

Article 7. Administration
7.1 Administration	22
7.2 Assistance	22
7.3 Appeals from Denial of Claims	22
7.4 Tax Withholding	23
7.5 Expenses	23

Article 8. Adoption by an Affiliate; Amendment and Termination
8.1 Adoption by an Affiliate	24
8.2 Amendment and Termination	24

Article 9. Miscellaneous Provisions
9.1 No Contract of Employment	25
9.2 Nonalienation	25
9.3 Severability	25
9.4 Applicable Law	25
9.5 Successors	25
9.6 Facility of Payment	25

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Appendix A. Participating Executives as of July 1, 2006

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Article 1. The Plan

1.1 Establishment of the Plan

United Therapeutics Corporation (the “Company”) hereby establishes this supplemental retirement plan for eligible Executives of the Company and its participating Affiliates. This plan shall be known as the United Therapeutics Corporation Supplemental Executive Retirement Plan (the “Plan”).

1.2 Purpose of the Plan

The Plan provides supplemental retirement income to selected Executives. The Plan is intended to provide deferred compensation to a “select group of management or highly compensated employees” within the meaning of ERISA section 201(2). In addition, Plan benefits will be paid solely from the general assets of the Company. This Plan, therefore, is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA. The Plan is also intended to constitute a “nonqualified deferred compensation plan” for purposes of Code section 3121(v)(2) and 4 U.S.C. 114.

1.3 Applicability of the Plan

This Plan applies only to eligible Executives who are in the active employ of the Company or a participating Affiliate on or after July 1, 2006.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural, whichever is appropriate in the context.

2.1 Actuarial Equivalent
Actuarial Equivalent means a benefit having the same value as the benefit that it replaces, computed on the basis of—

(a)             the “applicable mortality table” as determined under Code section 417(e)(3)(A)(ii)(I) on the date on which the present value is being determined; and

(b)             an annual interest rate equal to the Moody’s AA corporate bond rate, rounded to the nearest 25 basis points, as of November 30 (or the immediately preceding business day if November 30 is not a business day) of the calendar year preceding the year in which the distribution is made.

2.2 Affiliate
Affiliate means—

(a)             any corporation while it is a member of the same “controlled group” of corporations (within the meaning of Code section 414(b)) as the Company;

(b)             any other trade or business (whether or not incorporated) while it is under “common control” (within the meaning of Code section 414(c)) with the Company;

(c)             any organization during any period in which it (along with the Company) is a member of an “affiliated service group” (within the meaning of Code section 414(m)); or

(d)             any other entity during any period in which it is required to be aggregated with the Company under Code section 414(o).

2.3 Beneficiary
Beneficiary means the person or persons designated by the Participant to receive any benefits due after his or her death under a joint and survivor annuity option described in section 4.3(c)(2) or a preretirement death benefit under Article 5. If a preretirement death benefit becomes payable under Article 5, and the Participant had not previously designated a Beneficiary (or the Beneficiary designated by the Participant is not living at the time of his or her death), the preretirement death benefit shall be paid to the Participant’s estate.

2.4 Benefit Commencement Date
Benefit Commencement Date means the date on which a Participant’s retirement benefit shall commence under Article 4 or the date on which a preretirement death benefit shall be paid under Article 5. Except as otherwise provided under section 4.3(b), the Benefit Commencement Date shall be determined as follows:

(a)             Normal Retirement. For a Participant who is eligible for a benefit under section 4.1, the Benefit Commencement Date shall be the first day of the sixth month after the Participant’s Normal Retirement Date.

(b)             Disability Retirement. For a Participant who becomes entitled to a benefit under section 4.2, the Benefit Commencement Date shall be the first day of the sixth month following the Participant’s Disability Retirement Date.

(c)             Change in Control. For a Participant who becomes entitled to a benefit under section 4.4, the Benefit Commencement Date shall be as soon as administratively practicable following a Change in Control.

(d)             Death Benefit. For a Beneficiary who becomes entitled to a preretirement death benefit under Article 5, the Benefit Commencement Date shall be as soon as administratively practicable following the Participant’s death.

2.5 Board
Board means the Company’s Board of Directors.

2.6 Change in Control
Change in Control means any transfer of control of the Company by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Code section 409A(a)(2)(A)(v).

2.7 Code
Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to the regulations under that section.

2.8 Committee
Committee means the Compensation Committee of the Board.

2.9 Company
Company means United Therapeutics Corporation, or any successor thereto that agrees to adopt and continue this Plan.

2.10 Compensation
Compensation means the Participant’s gross base salary from the Company and its Affiliates.

2.11 Competing Product
Competing Product means any product, system, or service, in existence or under development, of any person or organization other than the Company which is the same as, similar to, competes with, or has a usage allied to a product, process, system, or service offered by the Company during the three-year period preceding the Participant’s Termination of Service, or which was under development by the Company at the time of the Participant’s Termination of Service.

2.12 Competing Organization
Competing Organization means any person or organization which is engaged in, or about to become engaged in, research on, or development, production, marketing, leasing, selling, licensing, or servicing of, a Competing Product.

2.13 Confidential Information
Confidential Information means any information of whatever kind or form, including without limitation: an idea, invention, concept, formula, computer program, algorithm, research, device, method, technique, design, manufacturing process, know how, internal procedure or method of operation, process, plan, project, picture, drawing, lists of customers, contracts, contractors or vendors, business or financial data, plans or accounts, pricing strategies, purchasing data and/or reports, marketing data and/or reports, business relationships, contractual rights, lists of actual or prospective investors, industrial or strategic partners and consultants, trade secrets, and other proprietary information of the Company that became known to the Participant, or was developed, examined, enhanced, or modified by the Participant as a result of or during the course of the Participant’s employment with the Company. However, Confidential Information shall not include:

(a)             information that is or becomes known to the general public in a manner other than disclosure by the Participant;

(b)             information that is customarily disclosed to others without restriction on subsequent disclosure;

(c)             information that is obtained by the Participant from a third party without an accompanying disclosure by the Participant of Confidential Information and without restriction on subsequent disclosure; or

(d)             information to the limited extent that disclosure is expressly required by judicial or administrative order, or as otherwise required by law, provided that the Participant gives immediate notice to the Company prior to the disclosure of such information.

2.14 Disability
Disability means any physical or mental condition that qualifies a Participant for a disability benefit under any long-term disability plan sponsored by the Company or an Affiliate.

2.15 Disability Retirement Date
Disability Retirement Date means the first day of the month coinciding with or next following a Participant’s Termination of Service on account of Disability.

2.16 Employer
Employer means the Company and each Affiliate that has adopted this Plan for the benefit of its eligible Executives.

2.17 Employment Commencement Date
Employment Commencement Date means the Executive’s first day of active employment with the Company or one of its Affiliates.

2.18 ERISA
ERISA means the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to the regulations under that section.

2.19 Executive
Executive means any individual employed by the Company or an Affiliate at a level of vice president or above.

2.20 Final Average Compensation
Final Average Compensation means the monthly average of the total Compensation received by the Participant over his or her last 36 months of active employment. (However, for a Participant who transfers into a Senior Advisor role after becoming eligible for a benefit under section 4.1(a), Final Average Compensation shall be determined using the average of the Compensation received by the Participant over the 36-month period immediately preceding such transfer.)

2.21 Normal Retirement Date
Normal Retirement Date means the first day of the month coinciding with or next following a Termination of Service which occurs on or after the date on which the Participant reaches age 60.

2.22 Participant
Participant means an Executive who has met, and continues to meet, the eligibility requirements under section 3.1.

2.23 Plan
Plan means this United Therapeutics Corporation Supplemental Executive Retirement Plan, as amended from time to time.

2.24 Plan Year
Plan Year means initially the period beginning July 1, 2006 and ending December 31, 2006. Thereafter, Plan Year means the calendar year.

2.25 Social Security Benefit
Social Security Benefit means the estimated monthly primary insurance amount that a Participant is entitled to receive under the federal Social Security Act commencing as of the later of the Participant’s Normal Retirement Date or the first day of the month coinciding with or next following the date on which the Participant reaches age 62. This estimated benefit shall be determined—

(a)             under the Social Security Act in effect on January 1 of the Plan Year in which the Participant’s incurs a Termination of Service (without regard to legislative changes made after that date);

(b)             assuming that the Participant’s wages before he or she commenced employment with the Company or an Affiliate increased at a rate equal to the rate of increase in the average national wage as reported by the Social Security Administration;

(c)             in the case of a Participant who incurs a Termination of Service before reaching age 62, assuming that the Participant has no wages for the period from his or her Termination of Service to the date on which he or she reaches age 62; and

(d)             assuming no change in the primary insurance amount after the later of the Participant’s Normal Retirement Date or the first day of the month coinciding with or next following the date on which the Participant reaches age 62 (either by amendment of the Social Security Act or by application of the provisions of that Act).

2.26 Termination of Service
Termination of Service means the last date on which the Executive is compensated as an employee of the Company or an Affiliate.

In addition, for the purpose of determining the Normal Retirement Date of a Participant who exercises an option (on or after age 60) under an employment agreement to resign from his or her Executive position and transfer into a “Senior Advisor” role, a Termination of Service shall generally be deemed to have occurred as of the date on which the Senior Advisor role ends. However, if such transfer is (or becomes) a “separation from service” within the meaning of Code section 409A(a)(2)(A)(i), the Participant’s Termination of Service shall be deemed to have occurred as of the date on which the “separation from service” has occurred.

2.27 Years of Service
Years of Service are used to determine the amount of a Participant’s benefit under Article 4.

(a)             General Rule. A Participant shall be credited with Years of Service equal to the full years and completed months of employment with the Company and its Affiliates beginning on the Participant’s Employment Commencement Date and ending on the date on which the Participant incurs a Termination of Service.

(b)             Leaves of Absence. Any period during which the Participant is on leave of absence authorized by the Committee shall be included in the Participant’s Years of Service under this Plan.

(c)             Reemployment. If an Executive incurs a Termination of Service prior to becoming eligible for a retirement benefit under Article 4, but is subsequently reemployed by the Company or an Affiliate, the Compensation Committee shall determine in its sole and absolute discretion whether such Executive shall again become a Participant hereunder and the extent to which Years of Service earned by such Executive during his or her first period of employment shall be reinstated if the Executive again becomes a Participant.

Article 3. Participation

3.1 Eligibility
The Executives named in Appendix A shall become Participants in this Plan as of July 1, 2006 and shall continue to be active Participants in this Plan until participation is terminated under section 3.2.

Thereafter, an Executive shall first be recommended for participation by the Company’s Chief Executive Officer and shall become a Participant on the first day of the month coinciding with or next following the date on which he or she is designated by the Committee as eligible to participate in this Plan.

However, notwithstanding the above, an Executive shall not be eligible to become a Participant (or remain a Participant) unless he or she is a member of a “select group of management or highly compensated employees” within the meaning of ERISA section 201(2).

3.2 Duration
An Executive who becomes a Participant under section 3.1 shall remain an active Participant until the earlier of—

(a)           the Executive’s Termination of Service;

(b)           the Executive’s death; or

(c)             the date on which the Committee declares that the Executive is no longer eligible to participate in this Plan.

An individual whose active participation has been terminated under this section 3.2 shall continue to be an inactive Participant until all benefits to which he or she is entitled to under this Plan have been paid.

Article 4. Retirement Benefits

4.1 Normal Retirement Benefits

(a)             Eligibility. A Participant who incurs a Termination of Service on or after attaining age 60 shall be eligible for a normal retirement benefit under this section 4.1. However, notwithstanding the above, a Participant who exercises a right under his or her employment agreement to transfer into a Senior Advisor role before reaching age 60 will not be eligible for a benefit under this section 4.1.

(b)             Amount. The normal retirement benefit calculated under this section 4.1(b) represents the amount payable as a single life annuity commencing on the Participant’s Benefit Commencement Date. However, the benefit payable under this section 4.1 shall actually be distributed to the Participant in the form determined under section 4.3. The amount payable in the form of a single life annuity under this section 4.1 shall be calculated as follows:

(i)          Original Participants. A Participant who is listed on Appendix A, and who becomes entitled to a normal retirement benefit under section 4.1(a), shall be entitled to a monthly single life annuity equal to 100 percent of the Participant’s Final Average Compensation reduced by the Participant’s Social Security Benefit.

(ii)         Future Participants. An Executive who becomes a Participant after July 1, 2006, and who becomes entitled to a normal retirement benefit under section 4.1(a), shall be entitled to monthly single life annuity equal to:

(A)      100 percent of the Participant’s Final Average Compensation reduced by the Participant’s Social Security Benefit; multiplied by

(B)       a fraction (not to exceed one) having—

(i)         a numerator equal to the Participant’s Years of Service; and

(ii)        a denominator equal to 15.

When calculating benefits payable under this section 4.1(b), the offset for the Social Security Benefit shall be applied only as of the first day of the month coinciding with or next following the date on which the Participant reaches age 62 (or the Participant’s actual Benefit Commencement Date, if later).

(c)             Commencement. Payment of benefits under this section 4.1 shall begin on the Participant’s Benefit Commencement Date (as determined under section 2.4(a)). However, if a Participant incurs a Termination of Employment after satisfying the eligibility requirements described in section 4.1(a), and a Change in Control occurs before the Benefit Commencement Date determined under section 2.4(a), the

Participant’s benefit shall be paid as soon as administratively practicable following such Change in Control.

4.2 Disability Retirement Benefits

(a)             Eligibility. A Participant who incurs a Termination of Service on account of Disability before satisfying the eligibility requirements for a normal retirement benefit under section 4.1(a) shall be eligible for a disability retirement benefit under this section 4.2.

(b)             Amount. The disability retirement benefit calculated under this section 4.2(b) represents the amount payable as a single life annuity commencing on the Participant’s Benefit Commencement Date. However, the benefit payable under this section 4.2 shall actually be distributed to the Participant in the form determined under section 4.3. The amount payable in the form of a single life annuity under this section 4.2 shall be calculated as follows:

(1)         Original Participants. A Participant who is listed on Appendix A, and who becomes entitled to a disability retirement benefit under section 4.2(a), shall be entitled to a monthly single life annuity equal to—

(A)      100 percent of the Participant’s Final Average Compensation reduced by the Participant’s Social Security Benefit; multiplied by

(B)       a fraction (not to exceed one) having—

(i)        a numerator equal to the Participant’s Years of Service as of the date on which the Participant incurs a Termination of Service on account of Disability; and

(ii)       a denominator equal to the Years of Service the Participant would have had if the Participant had remained in active employment with the Company or an Affiliate from his or her original Employment Commencement Date through the date on which the Participant would have attained age 60.

(2)         Future Participants. An Executive who becomes a Participant after July 1, 2006, and who becomes entitled to a disability retirement benefit under section 4.2(a), shall be entitled to a monthly single life annuity equal to—

(A)      100 percent of the Participant’s Final Average Compensation reduced by the Participant’s Social Security Benefit; multiplied by

(B)       a fraction (not to exceed one) having—

(i)        a numerator equal to the Participant’s Years of Service as of the date on which the Participant incurs a Termination of Service on account of Disability; and

(ii)       a denominator equal to the greater of (I) the Years of Service the Participant would have had if the Participant had remained in active employment with the Company or an Affiliate from his or her original Employment Commencement Date through the date on which the Participant would have attained age 60 or (ii) 15.

When calculating benefits payable under this section 4.2(b), the offset for the Social Security Benefit shall be applied only as of the first day of the month coinciding with or next following the date on which the Participant reaches age 62.

(c)             Commencement. Payment of benefits under this section 4.2 shall begin on the Participant’s Benefit Commencement Date (as determined under section 2.4(b)). However, if a Participant incurs a Termination of Employment after satisfying the eligibility requirements described in section 4.2(a), and a Change in Control occurs before the Benefit Commencement Date determined under section 2.4(b), the Participant’s benefit shall be paid as soon as administratively practicable following such Change in Control.

4.3 Form of Payment
The normal retirement benefit payable to a Participant under section 4.1, and the disability retirement benefit payable to the participant under section 4.2, shall be paid in the form elected by the Participant under this section 4.3.

(a)           Initial Election of a Form of Payment.

(1)         Original Participants. A Participant who is listed on Appendix A must make an initial election regarding the form of payment for normal or disability retirement benefits no later than December 31, 2006. This election must be made in a manner prescribed by the Committee. If such Participant does not make a timely election under this section 4.3(a)(1), the Participant shall be deemed to have elected to receive his or her normal or disability retirement benefit in the form a lump sum payment.

(2)         Future Participants. An Executive who becomes a Participant after July 1, 2006 must make an initial election regarding the form of payment for normal or disability retirement benefits on or before the date on which such Executive first becomes a Participant (or by December 31, 2006, if later). This election must be made in a manner prescribed by the Committee. If such Participant does not make a timely election under this section 4.3(a)(2), the Participant shall be deemed to have elected to receive his or her normal or disability retirement benefit in the form a lump sum payment.

(b)             Subsequent Election Change. A Participant can change the form of payment elected (or deemed elected) under section 4.3(a) to any other form available to the Participant under section 4.3(c). This election can be made by the Participant at a time and in a manner prescribed by the Committee. However, if a Participant moves from a lump sum payment to any of the annuity options described in section 4.3(c), or if the Participant moves from an annuity option to a lump sum payment, such election must:

(1)         be made at least one year in advance of the Benefit Commencement Date in effect immediately before the new election is made; and

(2)         result in a new Benefit Commencement Date that is at least five years after the Benefit Commencement Date in effect immediately before the new election is made.

(The restrictions described and subsections (b)(1) and (b)(2) above do not apply in cases where a Participant is changing his or her payment form from one of the annuity options described in section 4.3(c)(1) or 4.3(c)(2) to another annuity option that is also described in section 4.3(c)(1) or 4.3(c)(2).)

(c)             Forms of Payment. The payment forms available to the Participant under this section 4.3 include the following:

(1)         Single Life Annuity: A single life annuity is a monthly retirement benefit payable to the Participant for life, with no payments made after the Participant’s death.

(2)         Joint and Survivor Annuity: A joint and survivor annuity is a reduced monthly retirement benefit payable to the Participant for life, with a survivor annuity payable to the Participant’s Beneficiary if such Beneficiary is still living at the time of the Participant’s death. The monthly amount payable to the surviving Beneficiary shall equal 50 percent, 75 percent, or 100 percent (as elected by the Participant) of the monthly annuity amount payable during the lifetime of the Participant.

(3)         Lump Sum: The total Plan benefit is distributed to the Participant in the form of a single lump sum payment.

The joint and survivor annuity and lump sum payment options described above shall be the Actuarial Equivalent of the single life annuity payable over the lifetime of the Participant. In addition the Actuarial Equivalent present value of a lump sum that becomes payable before age 60 under section 4.2 shall be calculated on a deferred-to-age 60 basis. In all other cases, the Actuarial Equivalent present value of a lump sum payment shall be calculated on an immediate basis.

(d)           Change in Control Overide.

(1)         Notwithstanding anything in this section 4.3 to the contrary, if a former Executive is entitled to a benefit under section 4.1 or 4.2, and a Change in Control occurs before the Benefit Commencement Date determined under section 2.4(a) or (b),  the benefit will be distributed to such former Executive in the form of a lump sum.

(2)         Notwithstanding anything in this section 4.3 to the contrary, if a Change in Control occurs while a former Executive is receiving annuity payments under the Plan, the annuity payments shall cease upon the change in control and the Actuarial Equivalent value of all remaining annuity payments shall be paid to such former Executive in a single lump sum value as soon as administratively practicable following such Change in Control.

4.4  Change in Control

(a)             Eligibility. Notwithstanding any provision in this Plan to the contrary, a Participant will be entitled to a benefit under this section 4.4 if he or she is actively employed on the date of a Change in Control.

(b)             Amount. The change in control benefit calculated under this section 4.4(b) represents the amount payable as a single life annuity commencing on the Participant’s Benefit Commencement Date. However, this change in control benefit shall actually be distributed to the Participant in the form described in section 4.4(d). This Change in Control benefit, when expressed as a monthly single life annuity, shall equal:

(1)         100 percent of the Participant’s Final Average Compensation (determined as if the Participant incurred a Termination of Service on the Change in Control date), reduced by the Participant’s Social Security Benefit (also determined as if the Participant incurred a Termination of Service on the Change in Control date); multiplied by

(2)         a fraction (not to exceed one) having—

(A)          a numerator equal to the Participant’s Years of Service; and

(B)           a denominator equal to 15.

When calculating benefits payable under this section 4.4(b), the offset for the Social Security Benefit shall be applied only as of the first day of the month coinciding with or next following the date on which the Participant reaches age 62.

(c)             Commencement. Payment of benefits under this section 4.4 shall begin on the Participant’s Benefit Commencement Date (as determined under section 2.4(c)).

(d)             Form of Payment. The change in control benefit described in this section 4.4 shall be paid in a single lump sum payment that is equal to the Actuarial Equivalent present value of the monthly single life annuity calculated under section 4.4(b). This present value shall be calculated on—

(1)         a deferred-to-age 60 basis if the Participant is younger than age 60 as of his or her Benefit Commencement Date; or

(2)         an immediate basis if the Participant is age 60 or older as of his or her Benefit Commencement Date.

(e)             Effect on Other Benefits. The benefit payable to a Participant who satisfies the eligibility requirements described in this section 4.4(a) shall be determined and paid under this section 4.4. Such Participant shall not become entitled to any additional future benefits under section 4.1 or 4.2.

 4.5 Competing Activity Covenant

(a)             General Rule. Except as provided in section 4.5(b), a former Participant who enters into competing activity (as defined in section 4.5(c)) with the Company or its Affiliates during the one-year period that begins on the day following the date on which the Participant incurs a Termination of Service shall return to the Company all payments received by the Participant pursuant to section 4.1 or 4.2, and shall permanently forfeit the right to any future Plan payments.

(b)             Attainment of Age 65. The restriction related to competing employment ceases to apply when a Participant attains age 65. As a result, section 4.5(a) does not apply to a Participant who incurs a Termination of Service upon or after reaching age 65. In addition, if a Participant incurs a Termination of Service after reaching age 64, but before reaching age 65, such Participant is subject to the restriction described in section 4.5(a) only until he or she reaches age 65.

(c)             Competing Activity Defined. A Participant shall be deemed to be engaged in competing activities under this section 4.5 if he or she:

(1)         accepts employment from, or renders services to, in any capacity whatsoever within the United States, to any Competing Organization, or otherwise engages in any business activity in which it would be helpful to the Participant or others with whom the Participant is associated, to use or disclose any Confidential Information; except, however, the Participant may accept employment with a Competing Organization without violating this section 4.5 to the extent that the Compensation Committee determines, in its sole and absolute discretion, that such employment will not cause the Participant to be engaged in any way with the development, production, marketing, or selling of a Competing Product, and would not necessitate or benefit from the Participant’s use or disclosure of any Confidential Information;

(2)         accepts employment from, or renders services to, any Competing Organization in connection with the development, manufacture, marketing, sale, merchandising, leasing, licensing, servicing, or promotion of any Competing Product to any customer or potential customer of the Company with which the

Participant dealt personally, or with respect to which the Participant rendered services, during his or her period of employment with the Company;

(3)         hires, attempts to hire, assists in hiring, or causes to be hired by another person or organization any person who was an employee of the Company at any time after the Participant first had contact with such other person or organization (without regard to whether such contact was initiated by the Participant) concerning the possible employment of Company employees; and/or

(4)         identifies or furnishes any information about any Company employee to any other person or organization for the purpose of assisting or facilitating the hiring efforts of such other person or organization.

Article 5. Preretirement Death Benefits

5.1 Eligibility
If a Participant dies before his or her Benefit Commencement Date, the Participant’s Beneficiary shall be entitled to the preretirement death benefit determined under this Article 5.

5.2 Amount
The preretirement death benefit calculated under this section 5.2 represents the amount payable to the Participant’s Beneficiary as a single life annuity commencing on the Beneficiary’s Benefit Commencement Date. However, this preretirement death benefit shall actually be distributed to the Participant in the form described in section 5.4 below. The single life annuity value of this preretirement death benefit shall be determined as follows:

(a)             Death after Qualifying for Normal Retirement. In the case of a Participant who dies after having met the eligibility requirements for a normal retirement benefit under section 4.1, the Beneficiary shall be entitled to a benefit, when expressed as a single life annuity, equal to the survivor portion of the joint and 75 percent survivor annuity that would have been payable to the Participant had the Participant retired and began receiving a retirement benefit in the form of a joint and 75 percent survivor annuity on the day before his or her death.

(b)             Death before Qualifying for Normal Retirement. In the case of a Participant who dies before having met the eligibility requirements for a normal retirement benefit under section 4.1, the Beneficiary shall be entitled to a benefit, when expressed as a single life annuity, equal to the survivor portion of the joint and 75 percent survivor annuity that would have been payable to the Participant had the Participant retired under section 4.2 and began receiving a disability retirement benefit in the form of a joint and 75 percent survivor annuity on the day before his or her death.

5.3 Commencement
Payment of benefits under this section 4.1 shall begin on the Beneficiary’s Benefit Commencement Date (as determined under section 2.4(d)).

5.4 Form of Payment
The preretirement death benefit described in this Article 5 shall be paid in a single lump sum payment that is equal to the Actuarial Equivalent present value of the monthly single life annuity calculated under section 5.2.

Article 6. Financing

6.1 Financing
The Plan is intended to constitute an unfunded plan maintained for a “select group of management or highly compensated employees” within the meaning of ERISA section 201(2). The benefits under this Plan shall be paid either from general assets of the Company, or from a trust fund whose assets would remain available to the general creditors of the Company in the event of the Company’s insolvency. The decision whether to establish and fund such a trust shall be made by the Committee in its sole and absolute discretion.

6.2 Unsecured Interest
No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company or an Affiliate. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of an Employer.

Article 7. Administration

7.1 Administration
The Plan shall be administered by the Committee. The Committee shall have all powers necessary or appropriate to carry out the provisions of the Plan. It may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business.

The Committee shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit. Benefits under this Plan shall be paid only if the Committee decides in its discretion that a Participant or Beneficiary is entitled to them.

The Committee shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.

To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Committee shall be conclusive and binding under all persons having or claiming to have any interest or right under the Plan.

7.2 Assistance
The Committee may, in its sole and absolute discretion, delegate any of its powers and duties under this Plan to one or more individuals. In such a case, every reference in the Plan to the Committee shall be deemed to include such individuals with respect to matters within their jurisdiction.

7.3 Appeals from Denial of Claims
If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice of the denial. The Committee shall give this notice in writing within a reasonable period of time after receipt of the claim. This period will not exceed 90 days after receipt of the claim, except that if the Committee determines that special circumstances require an extension of time, the period may be extended up to an additional 90 days. Written notice of the extension shall be furnished to the claimant prior to termination of the initial 90-day period, and it shall indicate the special circumstances requiring an extension of time and the date by which the benefit determination is expected.

Notice of any claim denial shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

(a)           the specific reason or reasons for the denial;

(b)           specific reference to pertinent Plan provisions on which the denial is based;

(c)             a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;

(d)             an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 60 days after such notice has been received, a written request for review; and

(e)             a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse decision upon review.

If a claimant files a written request for review of a denied claim, the claimant or his or her authorized representative may request, free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim and may submit written comments, documents, records, and other information relevant to the claim within the 60-day period specified in subsection (d) above. The notice of claim denial shall include a statement of the claimant’s rights to review and submit information pursuant to this paragraph.

The review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim without regard to whether such material was submitted or considered as part of the initial determination. The decision of the Committee upon review shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review. However, if the Committee determines that special circumstances require an extension of time, this period may be extended up to an additional 60 days. Written notice of the extension shall be furnished to the claimant prior to termination of the initial 60-day period, and it shall indicate the special circumstances requiring an extension of time and the date by which the decision on review is expected.

If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall be written in a manner calculated to be understood by the claimant. The decision shall include specific reasons for the denial; specific references to the pertinent Plan provisions on which the denial is based; a statement that the claimant may request, free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

7.4 Tax Withholding
The Company may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Company may reasonably estimate as necessary to cover any taxes for which they may be liable and that may be assessed with regard to the payment. Employment taxes with respect to amounts deferred hereunder shall be payable in accordance with Code section 3121(v)(2) and may be withheld from a Participant’s compensation if due prior to the time of a distribution hereunder.

7.5 Expenses
The Company shall pay all expenses incurred in the administration of the Plan.

Article 8. Adoption by an Affiliate; Amendment and Termination

8.1 Adoption by an Affiliate
An Affiliate may adopt the Plan by action of its board of directors or authorized officers or representatives, subject to the approval of the Committee.

8.2 Amendment and Termination
The Company hereby reserves the right to amend, modify, or terminate the Plan at any time, and for any reason; provided that no such amendment, modification or termination may reduce a Participant’s benefit that accrued before the date of such amendment, modification, or termination. Any such amendment, modification, or termination must be approved and adopted by the Committee.

After a Change in Control, any Plan termination or material modification or amendment shall require the consent of a majority of the Participants, with weighted voting based on their relative accrued benefits. Any other provision of this Plan to the contrary notwithstanding, the Plan may be amended by the Company at any time, and retroactively if required to the extent that, in the opinion of the Company, such amendment shall be necessary in order to ensure that the Plan will be characterized as a plan maintained for a select group of management or highly compensated employees, as described in ERISA sections 201(2), 301(a)(3) and 401(a)(1), or to conform the Plan to the requirements of any applicable law, including without limitation ERISA and the Code. No such amendment shall be impermissible even if it reduces the amount of the Participant’s accrued benefit.

Notwithstanding any other provision hereof, the Plan shall be administered in a manner consistent with the requirements of Code section 409A. In addition, if any provision of this Plan would cause Participants to incur any additional tax or interest under Code section 409A or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code section 409A.

Article 9. Miscellaneous Provisions

9.1 No Contract of Employment
Nothing contained in the Plan shall be construed to give any Executive the right to be retained in the service of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge an Executive at any time.

9.2 Nonalienation
No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge shall be void. Benefits shall not be in any manner subject to the debts, contracts, liabilities, engagements, or torts of, or claims against, any Participant or Beneficiary, including claims of creditors, claims for alimony or support, and any other like or unlike claims; provided, however, that a qualified domestic relations order may assign benefits to a former spouse of a Participant.

9.3 Severability
If any provisions of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.4 Applicable Law
Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Maryland.

9.5 Successors
The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participants and the Participants’ Beneficiaries.

9.6 Facility of Payment
If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (a) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (b) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company and Plan from further liability on account thereof.

In Witness Whereof, the authorized officers of the Company have signed this document on May 3, 2006, but effective as of July 1, 2006.

United Therapeutics Corporation

Attest:

		By	/s/ Roger Jeffs, Ph.D.
President & COO

By	/s/ Paul Mahon
Secretary

Appendix A. Participating Executives as of July 1, 2006

Executive	Employment Commencement Date

Martine Rothblatt	September 1, 1997

Roger Jeffs	September 15, 1998

Fred Hadeed	January 31, 2000

Paul Mahon	June 16, 2001

[Two other officers are designated to participate]